EXHIBIT 10.37

PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PROVISIONS OF THIS AGREEMENT. SUCH CONFIDENTIAL INFORMATION HAS BEEN (I) OMITTED FROM THIS VERSION OF THE AGREEMENT, (II) MARKED WITH ASTERISKS (**) TO INDICATE SUCH DELETIONS AND (III) FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made as of the 26th day of December, 1996 ("Effective Date"), by and between Tropicana Products, Inc., a Delaware corporation, having a place of business at 1001 13th Avenue East, Bradenton, Florida 34208 ("Tropicana"), and Integrated Brands, Inc., a New Jersey corporation, having a place of business at 4175 Veterans Highway, Ronkonkoma, New York 11779 ("Licensee").

     WHEREAS, Tropicana is the owner of the Trademarks (as defined below); and

     WHEREAS, Licensee desires a license from Tropicana to use the Trademarks solely in connection with the development, manufacture, contract manufacture, marketing, distribution, promotion, advertising and sale of certain frozen confection products.

     NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.   Definitions.

     a. Fruit Based Mixture: The term "Fruit Based Mixture" shall mean a fruit based mixture, such as fruit juice ice, fruit ice, sorbet and sherbet, which contains at least **__**percent (**__**) by volume fruit and/or single strength or reconstituted fruit juice.

     b. Gross Revenues: The term "Gross Revenues" shall mean the gross sales price invoiced by Licensee to purchasers of the Licensed Products minus any credits or allowances given as a result of destruction of such Licensed Products, any off-invoice allowances (but not promotional billback allowances), and any applicable sales or use taxes.

     c. Licensed Products: The term "Licensed Products" shall mean the following prepackaged frozen confection novelty products which consist solely of a Fruit Based Mixture, or, if made from a Fruit Based Mixture in combination with other ingredients (including ice cream or frozen yogurt), shall contain at least thirty percent (30%) by volume of a Fruit Based Mixture: pops, bars, cups, cones, parfaits, sorbet filled fruit shells, push-ups, squeeze-ups, sandwiches and nuggets. In addition, "Licensed Products" shall include retail package goods which are packaged in quart size containers or smaller containers and consist solely of (i) a Fruit Based Mixture, or (ii) a Fruit Based Mixture in combination with other ingredients, so long as such retail package goods contains at least thirty percent (30%) by volume of a Fruit Based Mixture and the other ingredients consist solely of any type, flavoring or variety of ice cream or frozen yogurt. "Licensed Products" also shall include machine dispensed soft serve products. Licensed Products shall expressly exclude frozen concentrated juice products, juice beverages and non-novelty items, including, without limitation, ice cream, frozen yogurt, water ice, or any other frozen items which would be considered substitutes for any of the foregoing, except as expressly provided in the definition of "Licensed Products" above. For example, "Licensed Products" shall include frozen juice bars.

     d. Territory: The term "Territory" shall mean the United States, its territories and possessions (including Puerto Rico) and Canada.

     e. Trademarks: The term "Trademarks" shall mean (i) the trademarks and logos owned by Tropicana set forth on Exhibit A, attached hereto; (ii) any designs, trade dress, copyrights and unregistered trademarks provided by Tropicana to Licensee for use in connection with labels or packaging for Licensed Products; (iii) any and all variations or modifications thereto which have been approved by Tropicana for use hereunder; and (iv) any new trademarks owned by Tropicana added to Exhibit A, in Tropicana's sole discretion.

2.   Grant of License.

     a. Licensed Products:

          i. Upon the terms and conditions hereinafter set forth, Tropicana hereby grants to Licensee, and Licensee hereby accepts, the exclusive royalty-bearing right and license to use the Trademarks solely in connection with the development, manufacture, marketing, distribution, promotion, advertising and sale of Licensed Products (expressly excluding machine dispensed soft serve products) within the Territory.

          ii. Upon the terms and conditions hereinafter set forth, Tropicana hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive royalty-bearing right and license to use the Trademarks solely in connection with the development, manufacture, marketing, distribution, promotion, advertising and sale of machine dispensed soft serve products within the Territory.

     b. Sublicense/Contract Manufacture: Licensee shall have the right to grant sublicenses and to have third parties manufacture Licensed Products solely pursuant to Section 8 hereof.

     c. Restrictions: Licensee shall not use the Trademarks in connection with any Licensed Products distributed as premiums or giveaways or otherwise to be used as aids in the advertisement or promotion of any products or business of Licensee or any third party (other than the sale of Licensed Products).

     d. Exclusivity: During the term of this Agreement, Tropicana agrees that it will not use or license to anyone else the right to use the Trademarks in the Territory, in connection with the Licensed Products.

     e. Reservation of Rights: No other rights or licenses, express or implied, other than those granted in Section 2(a) and 2(b) above, are granted to Licensee in and to any intellectual property of Tropicana. It is understood that Tropicana reserves to itself the right to use and license to others the right to use the Trademarks outside the Territory in connection with any products and/or services, and inside the Territory in connection with any products and/or services not included within the definition of Licensed Products, including, but not limited to, any refrigerated products, including refrigerated products of similar or same description as the Licensed Products (but not frozen).

3.   Royalty.

     a.   Fees:

          i. Concurrent with signing this Agreement, Licensee shall pay to Tropicana a one time non-refundable up-front license fee of $**____**.

          ii. In addition to the up-front fee set forth above, Licensee agrees to pay to Tropicana a royalty of **_______** percent (**_**%) of Licensee's Gross Revenues of Licensed Products sold by Licensee using the Trademarks; provided, however, no royalty shall be due on Licensed Products sold to Tropicana using the Trademarks so long as said Licensed Products are sold to Tropicana at Licensee's lowest wholesale price. In addition, Licensee, in its sole discretion, from time to time may voluntarily elect to make additional royalty payments to Tropicana based upon assistance Tropicana, in Tropicana's sole discretion, may provide to Licensee with respect to the sale of Licensed Products. In connection with any Licensed Products sold and/or distributed by Licensee to a related company of Licensee at a price lower than the price otherwise charged in the normal equivalent channels of trade, the royalty payable herein shall be equal to the
     **_________________________________________________________________________

     _______________________________________________________________________**.


     b. Date of Sale of Licensed Products: For purposes of this Agreement, the royalty shall accrue on the sale of the Licensed Products and the Licensed Products shall be considered sold when shipped or billed out, whichever occurs earlier.

     c. Royalty Payments and Records: Licensee agrees to keep full, accurate and complete books of account, and other records in sufficient detail so that the royalty payable hereunder may be ascertained properly. Within thirty (30) days after the end of each of Tropicana's fiscal quarters which commence July 1, October 1, January 1 and April 1, Licensee shall furnish to Tropicana complete and accurate statements of sales of Licensed Products using the Trademarks during such previous fiscal quarter certified to be accurate by the chief financial or accounting officer of Licensee showing the number, description, Gross Revenues of such Licensed Products and permitted deductions therefrom. Such statements shall be furnished to Tropicana whether or not any of the Licensed Products utilizing the Trademarks have been sold during the preceding quarter and whether or not a royalty is due. Each such report shall be accompanied by a check for the amount of royalty payments due with respect to the period covered by such report. The receipt or acceptance by Tropicana of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude Tropicana from questioning the correctness thereof at any time.

     d. Deficiency of Royalty Due: In the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified and the appropriate payments made by Licensee upon demand by Tropicana. Any royalty payments, including accrued royalties, and audit findings, not paid when due shall be paid immediately upon demand and shall bear interest at an annual rate of two percent (2%) over the rate of interest publicly announced by Citibank, N.A. in New York as its base rate in effect as of the date on which such overdue royalty amount should have been paid to Tropicana.

     e. Audit Rights: Licensee agrees, upon request by Tropicana, to permit Tropicana or its authorized representative to have access to such books or records as may be necessary to determine the royalty in respect to any accounting period covered by this Agreement and obtain any information as to the amount payable in case of failure to report. Such audits shall be at the expense of Tropicana unless they show that Licensee has understated the royalties by five percent (5%) or more or Five Thousand Dollars ($5,000) or more for any quarter, in which case Licensee shall reimburse Tropicana for its out-of-pocket expenses incurred in connection with the audit as well as pay to Tropicana the required amount of additional royalties with the accrued interest as stated above.

     f. Records Retention: All books of account and records shall be kept available by Licensee for at least two (2) years after submission of the relevant statement.

4.   Tropicana's Authorized Representative/Approval Rights.

     a. Authorized Representative: Wherever Licensee is directed to furnish or supply to or otherwise take some action or perform some obligation in respect of Tropicana in this Agreement, the term "Tropicana" shall be deemed to include "or Tropicana's authorized representative" unless written advice to the contrary is received from Tropicana.

     b. Approval Rights: Tropicana shall approve or reject (along with a basis for rejection) all materials, information and other requests submitted by Licensee to Tropicana for approval pursuant to Sections 6, 7, and 8 within fifteen (15) business days of receipt of same by Tropicana.

5.   Trademark Acknowledgement/Protection.

     a.   Acknowledgement of Rights:

          i. Licensee acknowledges that the Trademarks have acquired a valuable secondary meaning, goodwill with the public, prestige and public acceptance and that goods and services bearing the Trademarks have acquired a reputation of the highest quality within the respective categories that such goods and services bearing the Trademarks are competing. Accordingly, Licensee undertakes and agrees not to use the Trademarks in any manner whatsoever which, directly or indirectly, would dilute, or demean, ridicule or otherwise tarnish the image of the Trademarks or Tropicana.

          ii. Licensee recognizes the great value of the goodwill associated with the Trademarks and acknowledges that the Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to Tropicana. During the term of this Agreement and thereafter, Licensee shall not contest the validity or enforceability of the Trademarks and shall not challenge, contest or dispute Tropicana's rights in the Trademarks or perform any material act or omission adverse to said rights.

          iii. Licensee hereby agrees that its every use of the Trademarks shall inure to the benefit of Tropicana, and that Licensee shall not at any time acquire any rights in the Trademarks by virtue of any use it may make of the Trademarks, other than the licensed rights granted herein.

          iv. Licensee agrees that it will use the Trademarks only on the Licensed Products, and that during the term of this Agreement and thereafter, it will not adopt or use as its own a trademark the same or similar to the Trademarks.

     b.   Trademark Protection:

          i. Tropicana shall have the right, but not the obligation, to apply for, register and maintain protection for the Trademarks, and shall pay all costs and expenses associated therewith.

          ii. Tropicana shall have the right, but not the obligation, in its sole discretion, to use the Trademarks and/or the name of Licensee so as to give the Trademarks, Licensee, Tropicana and/or Tropicana's products full and favorable prominence and publicity. Tropicana shall not be under any obligation whatsoever to continue using the Trademarks in connection with its products or services.

          iii. Subject to being reimbursed for its out-of-pocket expenses, Licensee agrees to cooperate fully and in good faith with Tropicana for the purpose of securing, preserving and protecting Tropicana's rights or any grantor of Tropicana's rights in and to the Trademarks.

     c.   Trademark Enforcement:

          i. Licensee shall report to Tropicana in writing any infringement or imitation of the Trademarks it becomes aware of on or in connection with Licensed Products or products similar to Licensed Products.

          ii. Tropicana shall have the sole right to determine whether to institute litigation with respect to any such infringements as well as the sole right to select counsel. If Tropicana decides to institute such litigation, Tropicana, in its sole discretion, may offer Licensee an opportunity to voluntarily join in any such action. If Licensee voluntarily joins in any such action, any damages awarded as the result of a lawsuit or settlement of such action shall be split fifty/fifty (50/50) by the parties after the out-of-pocket expenses have been reimbursed. If Licensee chooses not to voluntarily join in any such action, Tropicana shall be free to join Licensee as a party thereto. If Tropicana elects not to allow Licensee to join any such action, or if Licensee does not join the suit voluntarily, Licensee agrees to cooperate with Tropicana in any such suit subject to being reimbursed for its out-of-pocket expenses, but all recoveries and awards shall be fully retained by Tropicana.

          iii. If Tropicana decides not to institute such litigation, Tropicana, in its sole discretion, may authorize Licensee to institute such litigation in which event Licensee shall be solely responsible for the costs of such litigation and shall be entitled to keep any recoveries therefrom.

          iv. Except as set forth in Section 9 hereof, each party shall be responsible for the defense and settlement of, and shall pay all expenses (including attorneys' fees) related to, any and all claims by third parties that the Trademarks licensed hereunder infringe any intellectual property rights of such third parties. Each party agrees to cooperate fully with the other, at the defending party's reasonable request and expense, in connection with the defense of any such claim.

6.   Quality Control.

     a.   Trademark Use:

          i. Licensee acknowledges that the Trademarks have become associated generally with products that possess a high quality, positive and wholesome image within the respective categories such products are competing, and Licensee agrees not to use the Trademarks in any manner, or in connection with the production, manufacture, marketing, distribution and/or sale of any Licensed Products, inconsistent with such image within the respective categories that such Licensed Products are, or will be, competing.

          ii. Licensee shall use the Trademarks in such form and manner as currently used by Tropicana as of the date hereof and shall faithfully and accurately reproduce the Trademarks as shown in Exhibit A and the attachments thereto. No partial version or variations of the Trademarks may be used by Licensee at any time for any purpose without the prior written approval of Tropicana in each instance. Licensee shall not have the right to use the Trademarks as, or as part of, any trade name. Licensee shall not use the Trademarks in combination, juxtaposition or conjunction with, or as part of, any other service marks or trademarks without the express prior written approval of Tropicana. Tropicana shall own any approved composite mark (excluding any element thereof owned by a third party or any purely descriptive or generic term) but Licensee shall have the exclusive right to the use thereof solely on or in connection with the Licensed Products in the Territory during the term hereof and subject to and in accordance with the terms and conditions of this Agreement.

     b.   Quality Control Standards:

          i. Licensee agrees to maintain the high quality control standards that are substantially equivalent to those standards approved by Tropicana or used by Tropicana as of the Effective Date or thereafter in connection with its products and/or the Licensed Products, including, but not limited to, quality control procedures, product sampling procedures and inspection procedures, labeling requirements and Licensed Product formulas and specifications.

          ii. Licensee shall be solely responsible for and shall comply with all laws, rules and regulations, if any, of governmental authorities in connection with the production, manufacture, distribution, sale, labeling, packaging, advertising and promotion of the Licensed Products. In addition, the policy of sale, distribution, and/or exploitation by Licensee shall be of advantageous and high standard and that the same shall in no manner reflect adversely upon the good name of Tropicana or any of its activities or the Trademarks.

          iii. Licensee shall not use the Trademarks in connection with any Licensed Products that do not meet the quality control standards set forth above.

     c. Licensed Product Formulas and Specifications: Licensee shall submit to Tropicana all proposed formulas and specifications for the Licensed Products and all adjustments thereto for Tropicana's approval, such approval to be consistent with (and based on equivalent standards to) products previously approved by, or sold by, Tropicana, and subject to the Licensed Products passing Tropicana's taste tests. Licensee shall not develop and market new Licensed Products using the Trademarks without the prior written approval of Tropicana. Licensee's formulas and specifications for the Licensed Products shall at all times remain the property of Licensee, whether during the term of this Agreement or thereafter.

     d.   Inspection Procedures:

          i. In order to determine whether Licensee is maintaining the quality standards set forth above, Licensee, before selling or distributing any Licensed Products, shall furnish to Tropicana, at Licensee's cost, a reasonable number of each of the Licensed Products. The quality of such Licensed Products shall be subject to the prior written approval of Tropicana, such approval to be consistent with (and based on equivalent standards to) products previously approved by, or sold by, Tropicana, and subject to the Licensed Products passing Tropicana's taste tests. At the request of Tropicana, Licensee shall supply to Tropicana any manufacturing information requested by Tropicana to help Tropicana in evaluating the quality and style of such Licensed Products.

          ii. In addition, upon two days prior advance notice and during normal business hours, Tropicana shall have access to Licensee's facilities and the facilities of Licensee's sublicensees and/or contract manufacturers where the Licensed Products are manufactured and/or stored, for the purpose of inspecting the Licensed Products to the extent necessary to determine whether Tropicana's quality standards are being met. Notwithstanding the foregoing, Tropicana shall have access at any time and upon immediate notice to such plants and/or facilities to determine whether any health or safety issues may exist.

          iii. Licensee represents and warrants that the Licensed Products manufactured, distributed and sold by Licensee, and, if applicable, its sublicensees and contract manufacturers, and the manufacturing and sanitation practices used by Licensee, and, if applicable, its sublicensees and contract manufacturers, to produce the Licensed Products will comply with all applicable federal, state and local laws, including, but not limited to, good manufacturing practices.

          iv. Licensee shall not manufacture the Licensed Products from inherently dangerous materials or substances and will not design the Licensed Products so as to constitute any inherent danger.

          v. After samples of the Licensed Products have been approved pursuant to this Section 6, Licensee shall not depart therefrom in any material respect without Tropicana's prior written approval, and Tropicana shall not withdraw its approval of the approved Licensed Products or of any approved plant except for good cause when Tropicana may in good faith have reason to believe that the approved Licensed Products or the manufacture of Licensed Products by the approved plant may be detrimental to the health or safety of the public or otherwise fails to satisfy the specifications therefor which have been previously approved by Tropicana.

     e. Plant Approval: The following proposed plants to be used by Licensee shall be subject to Tropicana's prior written approval, such approval to be consistent with Tropicana's standards for approving plants which are used by Tropicana in the Territory:

**_____________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_____________**. Any and all additional proposed plants to be used by Licensee shall be subject to Tropicana's prior written approval, such approval to be consistent with Tropicana's standards for approving the plants listed above.

7.   Labeling, Promotion, Advertising and Use

     a. Labeling: Licensee shall submit to Tropicana for its prior written approval, all proposed tags, labels, containers, packaging, advertising, promotional or display materials or the like for the Licensed Products containing or referring to the Trademarks.

     b. Notices: Licensee shall apply such trademark, copyright and/or proprietary rights notices, as may be deemed necessary or desirable by Tropicana under applicable laws or regulations. Licensee shall also include on all labels and packaging any consumer inquiry or complaint information (such as an address or telephone number) which customarily appears on other products of Licensee. In addition, Licensee shall include on any Licensed Product label or packaging on which any Trademark appears a statement in substantially the following form (subject to such modifications as may be required by any applicable laws, rules or regulations): "Manufactured by, or under the authority of, Integrated Brands, Inc. and under license from Tropicana Products, Inc."

     c. Prominence. Licensee agrees that no other name or trademark shall appear more prominently than the "TROPICANA" brand name on any Licensed Product label, packaging or advertising.

     d. Compliance: Licensee warrants that all tags, labels, containers, packaging, advertising, promotional or display materials or the like bearing the Trademarks shall comply with all applicable federal, state, and local laws.

8.   Sublicense/Contract Manufacture.

     a. Right to Sublicense:

          i. Licensee shall be entitled to utilize one or more contract manufacturers in connection with the production, manufacture, and/or packing of the Licensed Products for and on behalf of Licensee and under Licensee's direction and control, subject to Tropicana's prior written approval, such approval not to be unreasonably withheld. Licensee shall have the right to sublicense the right to use the Trademarks hereunder to any such contract manufacturer to the limited extent necessary to enable such third party to perform the particular functions for which such third party is engaged, subject to Tropicana's prior written approval, such approval not to be unreasonably withheld.

          ii. In the event of any sublicense, Licensee shall remain primarily obligated under all of the provisions of this Agreement. Licensee shall cause each sublicensee and contract manufacturer to enter into a written agreement which shall include provisions, stated in such agreement to be for the express benefit of Tropicana, consistent with the provisions of this Agreement including, but not limited to, Sections 6, 7, 12 and 14. No sublicense agreement shall contain any terms or conditions, and Licensee shall not take or authorize any actions in connection with any sublicense agreement, inconsistent with the terms and conditions hereof. Licensee shall, upon reasonable request by Tropicana, provide Tropicana with reasonable evidence that each sublicense agreement entered into pursuant hereto complies with the requirements hereof. While Licensee shall be responsible for insuring that its sublicensees and contract manufacturers comply with the terms of this Agreement, Tropicana shall have the independent right to exercise quality control, in accordance with the terms of this Agreement, directly over all sublicensees and contract manufacturers.

          iii. Tropicana shall have the right, pursuant to terms substantively similar to Section 11 hereof, to require Licensee to terminate any agreement entered into with a sublicensee and contract manufacturer in violation of the terms hereof. In addition, Tropicana shall have the right to pursue all other rights or remedies available to it in connection therewith. Licensee will take all steps reasonably necessary or desirable to enforce the terms of this Agreement against its sublicensees and/or contract manufacturers.

          iv. Tropicana acknowledges that Licensee may elect to have Licensed Products manufactured by third parties who are also retailers of the Licensed Products, and that the Licensed Products may be manufactured by and sold to such third parties without Licensee taking actual physical possession of such Licensed Products.

9.   Indemnification and Product Liability Insurance.

          a. Indemnification:

          i. Licensee shall indemnify and hold harmless Tropicana, its affiliates and their officers, directors, agents, employees, successors and assigns from and against any and all claims, suits, demands, actions, proceedings, costs, damages, expenses (including, but not limited to, legal fees and out-of-pocket expenses) and losses arising out of or relating to:
     (x) the activities of Licensee under this Agreement and Licensee's sublicensees, third-party distributors and/or contract manufacturers utilized or appointed by Licensee (other than the use of the Trademarks as authorized herein) including, but not limited to, the unauthorized use of the Trademarks or any other trademark, copyright, trade secret, patent, process, idea, method or device by Licensee in connection with the Licensed Products covered by this Agreement; or (y) Licensee's breach of, or noncompliance with, its obligations under this Agreement. Licensee, upon written request by Tropicana, promptly shall defend or settle such claim, suit, demand, action or proceeding at Licensee's expense. Nothing herein shall prevent Tropicana from defending or settling, if it so desires in its own discretion, any such claim, suit, demand, action or proceeding at its own expense through its own counsel.

          ii. Tropicana shall indemnify and hold harmless Licensee, its affiliates, Licensee's sublicensees, third-party distributors and contract manufacturers, and their officers, directors, agents, employees, successors and assigns from and against any and all claims, suits, demands, actions, proceedings, costs, damages, expenses (including, but not limited to, legal fees and out-of-pocket expenses) and losses solely arising out of or relating to (x) the authorized use of the Trademarks pursuant to this Agreement; or (y) Tropicana's breach of, or noncompliance with, its obligations under this Agreement. Tropicana, upon written request by Licensee, promptly shall defend or settle such claim, suit, demand, action or proceeding at Tropicana's expense. Nothing herein shall prevent Licensee from defending or settling, if it so desires in its own discretion, any such claim, suit, demand, action or proceeding at its own expense through its own counsel.

     b. Insurance: Licensee agrees that it will obtain and maintain throughout the term of this Agreement and for a period of three years thereafter, at its own expense, liability insurance including product liability with a broad form vendors endorsement from an insurance company reasonably acceptable to

Tropicana providing adequate protection (at least in the amount of Ten Million Dollars ($10,000,000)) against any claims, suits, demands, actions, proceedings, costs, damages, expenses (including, but not limited to, legal fees and out-of-pocket expenses) and losses arising out of or relating to Licensee's operations pursuant to this Agreement. Such insurance shall include coverage of Tropicana and its officers, directors, agents, employees, successors and assigns. As proof of such insurance, a certificate of insurance naming Tropicana as an additional insured party will be submitted to Tropicana by Licensee for prior approval before any Licensed Products using the Trademarks are distributed or sold, and at the latest within thirty (30) days after the Effective Date. Tropicana shall be entitled to a copy of the prevailing certificate(s) of insurance which shall be furnished to Tropicana by Licensee. Licensee and its insurer shall provide Tropicana with thirty (30) days advance notice in the event of the cancellation of, or any modification to, said insurance.

10.  Additional Covenants.

     a. Reasonable Efforts: Each party agrees to exercise good faith reasonable efforts in the performances of this Agreement.

     b. Licensee: Licensee agrees to keep Tropicana informed on a regular basis of Licensee's activities in manufacturing and marketing the Licensed Products covered by this Agreement.

         c.       Tropicana:  Tropicana shall supply to Licensee, solely
for use in connection with the manufacture of Licensed Products, single strength orange juice and orange juice concentrate (and subject to Tropicana's discretion and availability, other juice concentrates) on a purchase order basis and at the following price:
**_____________________________________________________________________________

_______________________________________________________________________________

_____________________________________________________________________________**
 . Licensee shall not sell or otherwise distribute any orange juice or any juice concentrate purchased pursuant to this Section 10(c) to any third party (except to its sublicensees and/or contract manufacturers in accordance with this Agreement). For purposes of this Agreement,
**_____________________________________________________________________________
__________________________**.

11.  Term and Termination.

     a. Term: The term of this Agreement shall commence on the Effective Date and shall end on December 31, 2011, unless sooner terminated in accordance herewith.

     b. Termination for Breach:

          i. Tropicana shall have the right to terminate this Agreement if Licensee shall be in material default of any obligation, excluding payment obligations, by giving Licensee not less than thirty (30) days' written notice to Licensee specifying such breach and stating that the Agreement will terminate at the expiration of thirty (30) days from receipt of such notice by Licensee, unless such breach is cured within the thirty (30) day time period or if the breach cannot be cured within the thirty (30) days, Licensee has in good faith initiated steps to cure such breach within the thirty (30) day notice period. Failure of Tropicana to terminate this Agreement for any such default or breach shall not be determined a waiver of the right subsequently to do so under the same or any other such default or breach, either of the same or different character.

          ii. Tropicana shall have the right to terminate this Agreement if Licensee shall be in material default of any payment obligation by giving Licensee not less than fifteen (15) days' written notice to Licensee specifying such breach and stating that the Agreement will terminate at the expiration of fifteen (15) days from receipt of such notice by Licensee, unless such breach is cured within the fifteen (15) day time period. Failure of Tropicana to terminate this Agreement for any such default or breach shall not be determined a waiver of the right subsequently to do so under the same or any other such default or breach, either of the same or different character.

     c. Termination for Failure to Meet Minimum Royalties: Tropicana shall have the right to terminate this Agreement immediately if Licensee fails to make royalty payments of **____________** or more during the 1998 calendar year or during any calendar year thereafter. Notwithstanding the foregoing, if Licensee fails to generate sales of Licensed Products to achieve the minimum royalty payment in any given calendar year, Licensee shall have the right to pay Tropicana the amount of any resulting shortfall in order to satisfy its minimum royalty obligation. Any such shortfall royalty payments shall be made in accordance with Section 3(c) hereof and shall be due and payable within thirty
(30) days after the end of the calendar year in which such shortfall occurred.

     d. Termination by Licensee: Licensee may terminate this Agreement for any reason upon six (6) months' prior written notice.

     e. Termination for Bankruptcy:

          i. The license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary if Licensee discontinues its business or Licensee voluntarily submits to, or is ordered by the bankruptcy court to undergo, liquidation pursuant to Chapter 7 of the bankruptcy code. In the event this license is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in any Licensed Products covered by this Agreement, or any carton, container, packaging or wrapping material, advertising, promotional or display materials pertaining thereto, except with and under the special consent and instruction of Tropicana in writing, which they shall be obligated to follow.

          ii. Should Licensee file a petition in bankruptcy or is otherwise adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee and the Licensed Products are attached and such petition is not discharged or dismissed within ninety (90) days thereafter, or if an involuntary receiver is appointed for it or its business and is not discharged or dismissed within ninety (90) days thereafter, this Agreement shall automatically terminate.

     f. Effect of Termination:

          i. Termination of this Agreement shall not release either party from any obligation accrued prior to the date of such termination or from any obligations continuing beyond the termination of this Agreement. The minimum royalty obligation set forth in Section 11(c) hereof owed by Licensee shall be pro rated to the effective date of termination.

          ii. Termination of this Agreement for any reason shall be without prejudice to any rights which either party may otherwise have against the other.

          iii. Licensee shall have no further right and license to use the Trademarks. Notwithstanding the foregoing, so long as this Agreement was not terminated by Tropicana pursuant to Section 11(e) hereof, Licensee shall have a period of three hundred sixty-five (365) days after the date of termination in which to phase out its use of the Trademarks provided all Licensed Products to be sold, and all uses of the Trademark, by Licensee during such three hundred sixty-five (365) day period shall comply with the terms hereof. This limited license shall not apply to any of the Licensed Products which fails to comply with Sections 6, 7 and 14 hereof and/or which may be the subject of any health or safety issues.

          iv. Licensee shall report to Tropicana with respect to sales made pursuant to Section 11(f)(iii) above and make the requisite royalty payment within thirty (30) days after the end of each month during the aforesaid three hundred sixty-five (365) day period.

          v. All duties and obligations of Licensee under this Agreement shall remain in force during the sell-off period as set forth in Section 11(f)(iii) above.

12.  Confidentiality.

     a. Obligation: Both parties shall keep confidential and shall not cause or permit the disclosure to any third party, other than those whose duties require possession of such information and who agree to be bound by the confidentiality obligations set forth in this Section 12(a), such as sublicensees, third-party distributors and contract manufacturers, of any confidential information disclosed by either party to the other pursuant to this Agreement. Confidential information may include, but is not limited to formulas, production processes, research, marketing, and sales information. Said confidentiality requirement shall not apply to any information which (i) has entered into the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records kept in the ordinary course of business by the receiving party; (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation of such third party; or (iv) was approved for release by written authorization by the party having rights in such information.

     b. Compelled Disclosure. In the event that a party is required by law or court order to disclose any confidential information of the other party, that party shall: (i) notify the other party in writing as soon as possible, but in no event less than ten (10) calendar days prior to any such disclosure; (ii) cooperate with the other party to preserve the confidentiality of such confidential information consistent with applicable law; and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

13.  Remedies.

     Licensee acknowledges that a breach or failure to comply with any of the provisions of this Agreement (other than payment obligations) will irreparably harm Tropicana and that Tropicana will not have an adequate remedy at law in the event of such breach or non-compliance. Therefore, Licensee acknowledges that Tropicana shall be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of such breach or non-compliance.

14.  Warranty and Consumer Response.

     a. Governmental Inquiries. Licensee shall immediately notify Tropicana in writing of any investigation, inquiry, claim or sanction by any governmental authority regarding any quality, labeling, advertising or other regulatory matter relating to the Licensed Products and shall keep Tropicana advised of the progress and findings of such investigation or inquiry.

     b. Deficiency Procedures.

          i. If Tropicana reasonably determines that any particular Licensed Product does not meet the required standards of quality set forth in
     Section 6 hereof, Tropicana shall notify Licensee in writing of such defect (a "Deficiency Notice"), providing Licensee with reasonable detail regarding the deficiency therein. If Licensee disputes Tropicana's determination of deficiency and the parties are not able to resolve the dispute between themselves,they shall refer the dispute to a mutually agreed upon third party for resolution; provided, however, that the foregoing shall not apply with respect to any notice from Tropicana of a deficiency involving a risk to public health or safety. Upon receipt of such Deficiency Notice, if Licensee or, if applicable, the mutually agreed upon third party, concurs in the determination of deficiency, Licensee shall cure such deficiency within a commercially reasonable amount of time, and shall provide Tropicana with evidence of such cure including samples of such Licensed Product; provided, however, that in the event that any deficiency poses a risk to public health or safety, Licensee shall take all steps necessary to cure the deficiency or otherwise eliminate the risk to public health or safety immediately. If any deficiency is not cured within the applicable time period set forth herein, the Licensee shall cease all use of the Trademarks in connection with the production, manufacture, distribution, sale, advertising and promotion of the Licensed Products in issue unless and until such cure is achieved.

          ii. If Tropicana reasonably determines that any deficiency is such that any such Licensed Products are subject, or may be subject, to market withdrawal, quarantine, recall or correction based on applicable Food and Drug Administration ("FDA") or other applicable governmental authority guidelines, including good manufacturing practices, Licensee agrees to immediately implement such withdrawal, recall or correction procedures at Licensee's sole cost and expense (except as provided in Section 9(a)(ii) hereof) and shall coordinate and cooperate with Tropicana in connection therewith, including with respect to all press releases and other public relations aspects thereof. If Licensee is otherwise required or determines to withdraw from market, recall or correct any such Licensed Products, Licensee shall give Tropicana prior notice of such withdrawal, recall or correction as soon as practicable and the parties shall coordinate and cooperate with each other in connection therewith, including with respect to all press releases and other public relations aspects thereof. Tropicana shall be granted complete and immediate access to all sites at which such deficient Licensed Product has been produced and/or stored.

     c. Compliance; Fitness for Use.

          i. Licensee represents and warrants that the Licensed Products and all materials related thereto (x) shall be in all respects non-injurious, (y) shall not be adulterated or misbranded within the meaning of any applicable laws, rules or regulations of any governmental authority, (z) shall not purposely be packaged or sold in damaged containers, and (aa) shall not violate the rights of any other person or entity.

          ii. Licensee will, at no cost to Tropicana, handle all warrantee (guarantee) satisfaction, response and compliance and all consumer response relating to any of the Licensed Products. Tropicana shall promptly forward to Licensee, for handling, any and all such consumer inquiries that it receives. Licensee shall use commercially reasonable efforts to keep Tropicana generally informed of consumer complaints relating to the Licensed Products.

15.  No Joint Venture.

     Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. Neither party shall assume, either directly or indirectly, any liability of or for the other party. Neither party shall have the authority to bind or obligate the other party and neither party shall represent that it has such authority.

16.  Assignment, Sublicense or Change of Control.

     a. No Assignment by Licensee:

          i. This Agreement and all rights and duties hereunder are personal to Licensee. Except as set forth in Section 16(a)(ii), this Agreement or any portion thereof, or any right or responsibility hereunder, shall not be assignable by Licensee without the prior written approval of Tropicana. In no event may Licensee assign this Agreement or any portion thereunder to a competitor of Tropicana in the juice or juice beverage category.


          ii. Except as provided below, any change in direct or indirect control over Licensee or any assignee of rights of Licensee under this Agreement shall not be subject to the prior written approval of Tropicana. However, the occurrence of any of the following events shall not be permitted:

               (1) any competitor of Tropicana in the juice or juice beverage category becomes the beneficial owner, directly or indirectly, of a majority of the issued and outstanding shares of Licensee entitled to vote for the election of directors;

               (2) the stockholders of Licensee approve an agreement providing for a transaction in which Licensee will cease to be an independent corporation and the entity which will control it is a competitor of Tropicana in the juice or juice beverage category, or pursuant to which Licensee sells or otherwise disposes of all or substantially all of the assets of Licensee to a major competitor of Tropicana in the juice or juice beverage category.

          iii. Any attempted assignment by Licensee which does not comply with the terms of this Section 16(a) shall be void and of no effect.

     b. Assignment by Tropicana: Tropicana may assign this Agreement to any third party, provided that such third party is also assigned all of Tropicana's right, title and interest in the Trademarks in the Territory and Tropicana shall furnish written notice of such assignment to Licensee.

17.  Notices.

     All notices to be made hereunder shall be in writing sent via certified, overnight or registered mail (return receipt requested). Any Licensed Products or materials submitted for approval under this Agreement shall not be governed by the mailing type requirements of this Notice provision. Such notices and statements shall be given to or made at the respective addresses of the parties as set forth below unless notification of a change of address is given in writing, and the date of receipt shall be deemed the date the notice or statement is received:

     To Tropicana:                            To Licensee:
     Tropicana Products, Inc.                 Integrated Brands, Inc.
     1001 13th Avenue East                    4175 Veterans Highway
     Bradenton, Florida  34208                Ronkonkoma, New York  11779
     Attn: General Counsel                    Attn:  Gary P. Stevens, President

                                              with a copy to:

                                              Benjamin Raphan, Esq.
                                              Tenzer Greenblatt LLP
                                              405 Lexington Avenue
                                              New York, New York  10174

18.  Waiver.

     None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in a writing signed by the party to be bound.

19.  Survival of Provisions.

     Sections 3(e), 3(f), 5(a)(ii), 5(c)(iv), 11(f) and Articles 9, 12, 19 and 22 shall survive the termination of this Agreement for any reason.

20.  Entire Agreement.

     This Agreement and all Exhibits attached hereto and incorporated herein by this reference contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, in respect of such subject matter. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

21.  Severability.

     The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Agreement shall be found to be illegal, invalid or unenforceable, this Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.

22.  Choice of Law.

     This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

23.  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                 *     *     *


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date and year first above written.

        TROPICANA PRODUCTS, INC.                       INTEGRATED BRANDS, INC.

   By:                                          By:
      ---------------------------                  -----------------------------
 Name:                                        Name:
      ---------------------------                  -----------------------------

Title:                                       Title:
      ---------------------------                  -----------------------------

                                    EXHIBIT A
                                    ---------

                                   TRADEMARKS

                                    TROPICANA
                                  PURE PREMIUM
                                   GROVESTAND
                                  PURE TROPICS